             EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into effective as of the 2nd day of July, 2001, by and between Eye Care Centers of America, Inc., a Texas corporation (the “Company”), or its assigns, and David E. McComas (“Employee”);

             W I T N E S S E T H:

             WHEREAS, the Company desires to employ Employee on the terms and conditions set forth below; and

             WHEREAS, Employee desires to serve in the employment of the Company on the terms and conditions set forth below;

             NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

             1.          Employment.  The Company hereby employees Employee and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

             2.          Term.  The term of this Agreement shall commence on July 2, 2001 (the “Effective Date”) and shall expire on July 1, 2003, subject to earlier termination and extension as hereinafter provided (the “Term”).  Thereafter, and subject to Section 8(d), this Agreement may be renewed for successive one-year terms if the Company gives written notice of its election to renew this Agreement at least thirty (30) days prior to the end of the then current period.  In the event of such extension, all of the terms and conditions of this Agreement shall remain in full force and effect.

             3.          Duties.  During the Term, the Employee shall serve as the Chief Executive Officer ("CEO") of the Company.  The Employee shall report directly to the Board of Directors of the Company ("Board") and shall have such duties and such authority as shall be determined from time to time by the Board; provided that such duties shall be consistent with the positions and responsibilities assigned to him pursuant to this Section 3.  During the Term, Employee agrees that he will devote his full business time, attention and energies to the business of the Company and its subsidiaries and affiliates, if applicable, and to the performance of his duties hereunder, and shall not engage in any other business, profession, or occupation for compensation or otherwise.  During the Term, the Employee shall also serve on the Board without additional compensation.  Notwithstanding anything to the contrary set forth herein, nothing herein shall restrict the Employee's ability to continue to serve as a director to any organization for which the Employee serves as a director as of the date hereof.

             4.          Compensation.

                           (a)         Base Compensation.  During the term of this Agreement, the Company shall pay to Employee a salary at an annual rate of not less than $450,000 for the first twelve (12) months of the Term; and (ii) $500,000 for the second twelve (12) month period of the Term (as applicable, the “Base Salary”).  The Base Salary shall be reviewed by the Board from time to time as the Board deems appropriate and any possible increase thereof shall be in the sole discretion of the Compensation Committee of the Board.  In the event of any increase from time to time, the term "Base Salary" as defined herein shall mean the initial Base Salary as it may have been increased.  The Base Salary shall be payable in arrears during the Term in substantially equal installments in accordance with the usual payroll practices of the Company, which, in any event, shall not be less frequently than once a month.

                           (b)        Bonus.  Beginning with fiscal year 2001, Employee shall be eligible to receive, in addition to his Base Salary, a bonus (the “Bonus”) for services rendered during such year as follows:

                                        (i)          Except as is provided in Section 4(b)(ii) below, no Bonus shall be paid with respect to any fiscal year unless greater than 90% of Target EBITDA (as defined below) is exceeded for such year.  The Bonus shall be 50% of Base Salary if Target EBITDA is achieved for such year and shall be 100% of Base Salary if 137% of Target EBITDA is achieved or exceeded for such year.  If EBITDA achieved for any calendar year exceeds 90% of Target EBITDA but does not exceed Target EBITDA, the Bonus shall be such percentage of Base Salary between 0% and 50%, calculated on a straight line basis, as corresponds to the relative achievement of Target EBITDA, with 0% corresponding to 90% Target EBITDA and 50% corresponding to Target EBITDA.  If EBITDA achieved for any calendar year exceeds Target EBITDA but is equal to or less than 137% Target EBITDA, the Bonus shall be such percentage of Base Salary between 50% and 100%, calculated on a straight line basis, as corresponds to the relative achievement of Target EBITDA, with 50% corresponding to Target EBITDA and 100% corresponding to 137% of Target EBITDA.

                                        (ii)         “EBITDA” shall mean earnings after the reduction for the Bonus and all other bonuses payable to all other employees of the Company or its subsidiaries and before reduction for the following items (without duplication): (A) interest (including but not limited to acquisition interest and interest from the credit facility used on an ongoing basis by the Company for working capital and expansion), (B) income tax, (C) depreciation, (D) amortization, and (E) non-recurring, extraordinary items as defined under generally accepted accounting principles.  “Target EBITDA” shall be established annually by the Board or, at the discretion of the Board, by the Compensation Committee and shall be set forth in the management plan approved annually by the Board after consultation with management.

                                        (iii)        Each Bonus, if any, shall be paid 30 days following the rendering of audited financial statements for the relevant fiscal year (with respect to each such preceding fiscal year, the “Payment Date”), subject to Employee's continued employment with the Company on the Payment Date except to the extent otherwise provided in Section 8.

                                        (iv)       Notwithstanding anything to the contrary set forth herein, Employee's Bonus for the fiscal year 2001, provided that the Employee's employment with the Company is not otherwise terminated hereunder prior to the Payment Date for fiscal year 2001, shall equal at least (A) 50% of the Base Salary payable to the Employee during fiscal year 2001 after the Effective Date, multiplied by (B) a fraction, the numerator of which is the number of days during the fiscal year 2001 during which the Employee was employed with the Company as CEO hereunder, and the denominator of which is 365.

                           (c)         Reimbursement of Expenses; Automobile.  The Company shall reimburse Employee, in accordance with the Company’s policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by Employee in the performance of his duties and responsibilities hereunder.  Employee will receive an automobile allowance of $600 per month and will be reimbursed for his reasonable automobile insurance costs.

                           (d)        Stock Option Plan.  Employee shall be eligible to participate in any equity incentive plan adopted by the Company in which Employee may be otherwise eligible to participate and the Company shall grant the Employee options thereunder to purchase at least 100,000 additional shares of the Company's Common Stock (in addition to any options granted or shares held by the Employee as of the date hereof) governed solely by the terms of such plan, as it may be in effect from time to time, and the terms of the Stock Option Agreement evidencing the grant of such options.

                           (e)         Net Payments.  The amount of any gross payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

             5.          Benefits.  Employee shall be entitled to receive the benefits made available or applicable from time to time to the employees of the Company; provided, however, that the receipt of such benefits by Employee shall be subject to the Company’s eligibility and enrollment requirements pertaining to such benefit programs with the exception that Employee shall be entitled to receive four weeks vacation per full calendar year in lieu of standard company vacation policy.

             6.          Confidentiality and Competitive Activities.

             (a)         Confidentiality.  Employee acknowledges that during his employment with the Company, the Company has and will continue to disclose to him the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates which is developed by and belongs to the Company and its subsidiaries and affiliates, including matters of a business nature such as information about costs, profits, markets, sales, trade secrets, potential patents and other business ideas, customer lists, suppliers and vendor lists, plans for future developments and/or acquisitions, and information of any other kind not known within the optical retail industry generally (collectively, “Confidential Matters”).  Employee further acknowledges that the Company would not hire Employee or disclose these Confidential Matters to Employee without the promises made by Employee in this Section 6.  In light of the foregoing, Employee agrees:

                           (i)          To keep secret all Confidential Matters of the Company and of any subsidiaries and affiliates of the Company, and not to disclose them to anyone outside of the Company or its subsidiaries or affiliates, or otherwise use them to use his knowledge of them for his own benefit or for the benefit of any third party, including, without limitation, use of the trade secrets, trade names or trademarks of the Company, either during or after the Term, except with the Company’s prior written consent; and

                           (ii)         To deliver promptly to the Company at the termination of the Term, or at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which (i) is or becomes generally available to the public other than as a result of any disclosure by Employee or (ii) Employee is compelled to disclose by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Employee shall provide written notice to the Company prior to producing such information, which notice shall be given at least ten (10) days prior to the producing such information, if practicable, so that the Company may seek a protective order or other appropriate remedy.

             (b)        Competitive Activities.  Employee expressly recognizes and acknowledges that the terms and condition of this Section 6(b) are reasonable as to time, area and scope of restricted activity, necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Employee.  For a period commencing on the Effective Date and ending twelve (12) months following the effective date of a termination of Employee’s employment, for any reason whatsoever, Employee shall not, without the written consent of the Company, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, stockholder (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, trustee, salesman, consultant, capacity, take any action in or participate with or become interested in or associated with any firm or person which engages in Optical Retailing in any geographic area (for purposes of this Agreement, “Optical Retailing” shall be defined as any retail company in which gross sales from the sale of optics and optical related devices (such as eyeglasses and eye contact lenses) is greater than fifteen (15%) percent of its total gross sales). (Such activities are hereinafter referred to as the “Competitive Activities”).

             (c)         Antisolicitation.  Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not influence or attempt to influence customers (including customers with respect to managed care plans), vendors or suppliers of the Company or any of its present or future direct or indirect subsidiaries or affiliates, either directly or indirectly, to divert their business from the Company or any of its direct or indirect subsidiaries or affiliates to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

             (d)        Soliciting Employees.

             (i)          Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not directly or indirectly contact or solicit to employ, or employ, any of the then current or past employees of the Company or any subsidiary or affiliate of the Company unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least twelve (12) months prior thereto; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

             (ii) Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not disclose the names or positions of any of the Employer's employees to any business, including but not limited to employment agencies, executive search firms or similar personnel placement businesses.

             (e)         Comments Regarding the Company.  The Company and Employee agree that during Employee's employment and following Employee's separation from employment with the Company, Employee will not defame, disparage or in any way malign the Company, its officers, directors or past and present employees to anyone, including but not limited to prospective employers, competitors, vendors or suppliers to the Company, and current or former employees of the Company.  The Company agrees that it will not defame, disparage or malign Employee in any way to any third party.

             7.          Remedies for Breach.  In addition to the rights and remedies provided in Section 14, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Section 6, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

             (a)         The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by Employee in connection with any such breach.  Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Section 6 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  Such injunction shall be available without the posting of any bond or other security.

             (b)        The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by Employee as a result of any transactions constituting a breach of any of the provisions of Section 6, Employee hereby agreeing to account for and pay over the Benefits to the Company.

             (c)         The right to terminate Employee’s employment pursuant to Section 8(c).

             (d)        Upon discovery by the Company of a breach or immediate and material threatened breach of Section 6, the right to immediately suspend payments to Employee under Section 8, pending a resolution of the dispute.

If any covenant contained in Section 6 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Company and to enforce the covenant as reformed.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 6 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs.  If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.          Termination of Agreement.

             (a)         Death.  This Agreement shall automatically terminate upon the death of Employee.  During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 4 accrued through the date of death; provided, however, Employee’s estate shall not be entitled to any Bonus payments (except as otherwise provided in the applicable bonus plan) or any other benefits (except as provided by law).

             (b)        Disability.  If Employee is unable to perform his services by reason of mental or physical Disability (as herein defined), the Company may terminate this Agreement at any time.  Upon termination of Employee’s employment due to Disability, Employee shall be entitled to receive the Base Salary set forth in Section 4 accrued through the date on which Employee is first eligible to receive payment of disability benefits under the employee benefit plans as then in effect, and if no such plan is in effect, through the month ending one hundred eight (180) days after onset of Disability and Employee shall not be entitled to any Bonus payments (except as otherwise provided in the applicable bonus plan) or any other benefits (except as provided by law).  The term “Disability” shall mean an infirmity preventing Employee from performing his duties for a period of more than three (3) consecutive months where no reasonable accommodation is available or where a reasonable accommodation would create an undue burden on the Company.  Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company.  If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  If such physicians selected by the Employee and the Company are unable to agree as to a qualified independent physician, the final determination hereunder shall be made by a physician chosen by the Board.  The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement.

             (c)         Termination For Cause.  The Company may terminate this Agreement at any time for “Cause” in accordance with the procedures provided below.  Termination of this Agreement for “Cause” shall mean termination upon (i) the breach of any material provision of this Agreement by Employee which has not been rectified or cured within thirty (30) days after notice by the Company to the Employee containing in reasonably specific detail the violation or breach and the necessary corrective action to rectify or cure such violation or breach, (ii) commission of an act punishable by imprisonment, (iii) willful failure to substantially perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) which has not been rectified or cured within thirty (30) days after notice by the Company to the Employee containing in reasonably specific detail the acts or omissions complained of and the necessary corrective action to rectify or cure the matters set forth in such notice; provided, however, if the actions or omissions that are the subject of such notice are substantially similar to acts or omissions with respect to which the Employee has received notice hereunder within the prior twelve (12) months and had an opportunity to cure or rectify, the Employee shall not be entitled to such notice and opportunity to cure, (iv) the engaging by Employee in conduct that is materially injurious to the Company, monetarily or otherwise, including, without limitation, embezzlement, fraud, theft, dishonesty, misfeasance, insubordination, malfeasance, and neglect of duties, (v) violation of the Company’s code of conduct or any material violation or repeated violations by Employee of the other policies and procedures promulgated from time to time by the company,. or (vi) current alcohol or drug abuse by Employee.  In the event of termination of Employee’s employment for Cause, Employee shall be entitled to receive only the Base Salary set forth in Section 4 accrued through the date of termination and he shall not be entitled to any Bonus payments or other benefits (except as provided by law).

             (d)        Other Termination by the Company.  The Company may terminate this Agreement at any time without “Cause” by providing written notice to Employee.  If the Company terminates this Agreement at any time without Cause (i.e., other than pursuant to Section 8(b) or 8(c) above) or the Company elects not to renew the Term as provided in Section 2 hereof, the Company shall continue to pay Employee his Base Salary for a period of twelve (12) months following the date of termination of employment under this Agreement, the timing and manner of such payments to be in accordance with the salary payment arrangements in effect at the time of such termination.  Employee shall be required to comply with Section 6.  It shall be a condition precedent of payment to Employee of such continued payments pursuant to this subsection (d) that the Employee execute a full and complete release of the Company, each of its subsidiaries, affiliates and their respective past, present and future officers, directors, employees, consultants, attorneys, agents and shareholders, in form and substance reasonably acceptable to the Company, of any claims Employee may have against any of them, to the extent such claims arise from Employee's employment hereunder.  Notwithstanding any provision in this Agreement to the contrary, the Company's obligations to make payments pursuant to this Section 8(d) shall immediately terminate in the event that the Employee engages in any of the Competitive Activities (even if Section 6(b) is not applicable due to termination of employment without Cause).

             (e)         Termination by Employee.  Employee may terminate this Agreement upon thirty (30) days prior written notice to the Company.  Termination shall be effective at the expiration of the notice period.  All obligations of the Company under this Agreement shall end on the effective date of termination and the Company shall have no further obligations under this Agreement, including, but not limited to payment of salary, bonuses or any similar compensation or benefits.  Notwithstanding the notice provided by Employee, the Company, in its sole discretion, may choose to accept Employee's resignation immediately.  In that event, the Company's only obligation to Employee will be to pay the Base Salary Employee would have received during the notice period.

             (f)         Mitigation.  Employee shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8(d) ("Severance") by seeking other employment.  However, anything in this Agreement notwithstanding, if Employee provides services for other than de minimus pay to anyone, including the Company, or any of its subsidiaries or affiliates ("Post Contract Services"), during a period in which he is receiving such Severance (the "Severance Period"), the amount of Severance to be paid to Employee with respect to such Severance Period shall, beginning on the date such payment for Post Contract Services is received by employee, be reduced by the lesser of (i) fifty percent (50%) of such Severance payment, or (ii) fifty percent (50%) of such payment for Post Contract Services rendered.

             9.          Effect of Termination.  Upon the termination of this Agreement, whether by the expiration of the Term specified in Section 2 or pursuant to Section 8, the rights of Employee which shall have accrued prior to the date of such termination shall not be affected in any way.  Except as provided in Section 8(d), Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

             10.        Communications.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) in each case to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt; to the Company:  the Company, at c/o Eye Care Centers of America, Inc., 11103 West Avenue, San Antonio, Texas 77213-1392, for the attention of Chairman of the Board of Directors, Bernard Andrews, and to Employee:  Dave McComas, 30772 LaMer, Laguna Niguel, California 92677.

             11.        Amendments or Additions.  No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

             12.        Binding Effect; Assignability.  This Agreement shall be binding upon, and shall inure to the benefit of, Employee; the obligations of Employee hereunder are personal and this Agreement may not be assigned by Employee.  This Agreement is completely assignable by the Company without notice to or consent of Employee. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

             13.        Headings; References.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  References to a "Section" when used without further attribution shall refer to the particular sections of this Agreement.

             14.        Binding Arbitration.  Subject to the rights of any party to seek injunctive relief pursuant to Section 7 above and without waiving the same, the parties agree that all disputes, controversies or claims that may arise among them (including their agents and employees), arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration.  Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Section 14.  The arbitrator shall apply the laws of the State of Delaware (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with the applicable usages and terms of trade.  The fees of the arbitration initially shall be paid one-half by the Company and one-half by Employee; provided, however, that the prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration.  Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court sitting in any court having jurisdiction.  The obligations of this Section 14 shall survive the termination of this Agreement.  THE COMPANY AND THE EMPLOYEE EACH KNOWINGLY AND VOLUNTARIILY GIVE UP ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE, CLAIM OR CONTROVERSY WHICH MAY ARISE BETWEEN THEM.

             15.        Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

             16.        Surviving Provisions.  The obligations of the Company under Section 8, of Employee under Section 6, and of both the Company and the Employee under Section 14 shall survive the expiration of the Term of this Agreement.

             17.        Entire Agreement.  This Agreement shall constitute the entire agreement between the parties superseding all prior agreements and all other negotiations, letter of intent, memoranda of understandings, and representations (if any) made by and among such parties, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto.  The Company and Employee have each had an opportunity to consult with counsel of their choice regarding the terms and conditions of this Agreement, and each understands the consequences of entering into and complying with the terms and conditions of the Agreement.  The Company and the Employee agree that the Employment Agreement dated as of April 15, 1998 between the Company and the Employee shall be terminated as of the Effective Date and the provisions therein shall have no further force and effect after the Effective Date.

             18.        Pronouns.  In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

             19.        Enforcement Costs.  If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

             20.        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided, however, that to the extent any court determines that Section 6 is invalid or unenforceable, the Company shall be relieved of its payment obligations to Employee under Section 8.

             21.        Indemnification.  Employee shall be entitled to indemnification, in has capacity as an officer of the Company in accordance with the provisions of the Company's certificate of incorporation, bylaws or actions of the Board, as the same shall be in effect from time to time, and Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or directors.

             22.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Eye Care Centers of America, Inc.

By:

Name: Bernard W. Andrews
Title: Chairman

EMPLOYEE:

By:

Name: David E. McComas
Title: Chief Executive Officer